Exhibit 10.3

ASSET PURCHASE AGREEMENT

AMONG

NEENAH PAPER COMPANY OF CANADA

As Seller

And

AZURE MOUNTAIN CAPITAL FINANCIAL CORPORATION

As Purchaser

MADE AS OF

June 24, 2008

PICTOU PULP MILL WORKING CAPITAL ASSETS

TABLE OF CONTENTS

Article 1 – INTERPRETATION		1

1.1	Definitions	1
1.2	Headings	3
1.3	Extended Meanings	3
1.4	Statutory References	4
1.5	Accounting Principles	4
1.6	Currency, Prices and Values	4
1.7	Schedules	4

Article 2 – SALE AND PURCHASE		5

2.1	Assets to be Sold and Purchased	5
2.2	Retained Liabilities	5
2.3	Purchase Price	5
2.4	Purchase Price Adjustment	5
2.5	Allocation of Purchase Price; Taxes	8
2.6	Section 85 Election	9
2.7	Instruments of Conveyance	9

Article 3 – REPRESENTATIONS AND WARRANTIES		9

3.1	Seller’s Representations and Warranties	9
3.2	Survival of Seller’s Representations, Warranties and Covenants	12
3.3	Purchaser’s Representations and Warranties	13
3.4	Survival of Purchaser’s Representations, Warranties and Covenants	14

Article 4 – COVENANTS		14

4.1	Governmental Filings	14
4.2	Expenses	14
4.3	Indemnification for Brokerage Commissions	15
4.4	Further Assurances	15
4.5	Use of Seller’s Trade Name	15
4.6	Money Received After Closing	15

Article 5 – CLOSING ARRANGEMENTS		16

5.1	Closing	16

Article 6 – GENERAL		16

6.1	Time of the Essence	16
6.2	Public Announcements	16
6.3	Benefit of the Agreement	16
6.4	Third Party Beneficiaries	16

6.5	Entire Agreement	16
6.6	Amendments and Waivers	17
6.7	Assignment	17
6.8	Notices	17
6.9	Remedies Cumulative	18
6.10	Governing Law	18
6.11	Attornment	18
6.12	Counterparts	18

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of June 24, 2008, between NEENAH PAPER COMPANY OF CANADA, an unlimited company incorporated under the laws of Nova Scotia (“Seller”) and AZURE MOUNTAIN CAPITAL FINANCIAL CORPORATION, an unlimited company incorporated under the laws of Nova Scotia (“Purchaser”).

PRELIMINARY STATEMENT

Purchaser desires to purchase, and Seller desires to sell, the Assets (as defined herein) relating to the business conducted by Seller at and only with respect to its Pictou County, Nova Scotia pulp mill (the “Pictou Pulp Mill” or the “Pulp Business”), for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 – INTERPRETATION

1.1          Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, and for these purposes “control” is the power whether by contract or ownership of equity interests or otherwise to select a majority of the board of directors or other supervisory management authority of an Entity, whether directly or indirectly through a chain of Entities that are “controlled” within the foregoing meaning; provided, however, that for purposes of this Agreement, Seller and Purchaser shall be deemed not to be Affiliates of each other;

“Agreement” means this asset purchase agreement including the Preliminary Statement and Schedules to this agreement, as amended, supplemented or restated from time to time;

“Applicable Law” means any applicable domestic or foreign, federal, provincial or local law, including any statute or subordinate legislation or treaty and any applicable rule, regulation, ordinance, requirement, order, Permit, judgment, injunction, award or decree or other binding requirement of a Governmental Authority having the force of law;

“Assets” has the meaning set out in Section 2.1;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in New York, New York, Atlanta, Georgia or Halifax, Nova Scotia;

“Closing” means the closing of the transactions contemplated hereby;

“Closing Date” means the date hereof;

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

“Entity” means a Person other than an individual;

“GAAP” has the meaning set out in Section 1.5;

“Governmental Authority” means any domestic or foreign, federal, provincial, municipal, local or other governmental, quasi-governmental, legislative, executive, judicial or administrative body or person having jurisdiction in the relevant circumstances, including any governmental ministry, agency, branch, department, commission, board, tribunal, bureau or arbitrator;

“Issued Shares” has the meaning set out in Section 2.3(a);

“knowledge”, with respect to Seller, means the actual knowledge, after due enquiry, of any of the Persons listed on Schedule 1.1(a);

“lien or other encumbrance” or “Encumbrance” means any lien, pledge, hypothec, mortgage, security interest of any nature, adverse claim, reservation, easement, title retention agreement, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, or any Contract to create any of the foregoing;

“Losses” means all fines, losses, liabilities, damages, deficiencies, costs or expenses (including interest, legal fees and disbursements of legal counsel) arising directly or indirectly as a consequence of such matter;

“Material Adverse Change” and “Material Adverse Effect” mean any event, change or effect that, when taken individually or together with all other adverse effects, will or is reasonably likely to have a materially adverse effect on the business, affairs, capitalization, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Pulp Business, taken as a whole; provided, however, that effects or changes relating to:

(a)                                  changes in general political and economic conditions and changes affecting generally the industries and markets in which the Pulp Business is conducted that, in any of the foregoing cases, do not affect the Pulp Business, taken as a whole, in a disproportionate manner relative to other participants in the same industry as the Pulp Business;

(b)                                 the effect of any changes in applicable laws, regulations or accounting rules; and

(c)                                  the fact of the pendency of the transactions contemplated by this Agreement and the identity of Purchaser;

are not Material Adverse Changes or Material Adverse Effects and are not to be taken into account in determining whether a Material Adverse Change or a Material Adverse Effect has occurred;

“Person” means any individual, corporation, company, unlimited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other legal or business entity however designated or constituted;

“Pictou Pulp Mill” has the meaning set out in the Preliminary Statement;

“Pulp Business” has the meaning set out in the Preliminary Statement;

“Purchase Price” has the meaning set out in Section 2.3;

“Purchaser” has the meaning set out on Page 2;

“Seller” has the meaning set out on Page 2;

“Taxes” means any federal, provincial, local or foreign, income, capital, branch, goods and services, valued added, harmonized sales, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority; provided, however, that in no event shall Taxes be deemed to include any transfer tax or capital gains tax payable in connection with the purchase and sale of the Assets; and

“Time of Closing” means 10:15 a.m. in Nova Scotia on the Closing Date, with an effective Time of Closing for accounting purposes of 12:01 a.m. in Nova Scotia on the Closing Date.

1.2                               Headings

The division of this Agreement into articles and sections and the insertion of a table of contents and headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3                               Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa and words importing any gender include all genders.  Unless something in the subject matter or context is inconsistent therewith, the term “including” means “including without limiting the generality of the foregoing”.

1.4                               Statutory References

Unless something in the subject matter or context is inconsistent therewith and except with respect to Environmental Laws, each reference to any statute refers to that statute and to the regulations made under that statute, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

1.5                               Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles in the United States from time to time (“GAAP”), applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.6                               Currency, Prices and Values

All references to currency, prices and values (monetary, accounting, financial or otherwise) herein are to lawful currency of Canada unless otherwise specified.

1.7                               Schedules

(a)           The following Schedules are attached to and form part of this Agreement:

Schedule		Contents
Schedule 1.1(a)	-	Knowledge of Certain Persons
Schedule 2.5	-	Allocation of Purchase Price
Schedule 2.6	-	Section 85(1) Tax Election Amounts
Schedule 3.1(c)	-	Compliance with Laws
Schedule 3.1(e)	-	Actions and Proceedings
Schedule 3.1(j)	-	Location of Assets
Schedule 3.1(m)	-	Insurance Policies

* The schedules listed above have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish to the Securities and Exchange Commission a copy of any omitted exhibits or schedules upon supplemental request.

(b)           Any matter disclosed on any of the Schedules hereto shall be deemed to be disclosed on each other Schedule hereto relating to such matters.

ARTICLE 2 – SALE AND PURCHASE

2.1                               Assets to be Sold and Purchased

Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, as of the Time of Closing, the following current assets of Seller relating to the Pulp Business:

(a)                                  the trade receivables of the Pulp Business as reflected in Seller’s general ledger accounts numbers 000-0321 and 000-0321-100; and

(b)                                 the hardwood pulp inventory and the softwood pulp inventory of the Pulp Business as reflected in Seller’s general ledger accounts numbers 000-0631 and 000-0633, respectively.

All of the foregoing assets and properties being sold, assigned, transferred, conveyed and delivered to Purchaser hereunder are hereinafter referred to as the “Assets”.

2.2                               Retained Liabilities

Notwithstanding anything to the contrary contained herein, Purchaser shall not hereby assume, or in any way be liable or responsible for, any liabilities or obligations of Seller.

2.3                               Purchase Price

Subject to the adjustments contemplated in Section 2.4, the aggregate purchase price (the “Purchase Price”) payable by Purchaser to Seller for the Assets shall be $41,993,380, which shall be satisfied as follows:

(a)                                  the issuance by Purchaser to Seller of 41,993,380 no par value common shares of Purchaser (the “Issued Shares”) represented by share certificate no. NPV-1 registered in the name of Seller, the receipt of which is hereby acknowledged by Seller; and

(b)                                 all purchase price adjustments pursuant to Section 2.4 shall be satisfied by payment of cash as specified in Section 2.4.

2.4                               Purchase Price Adjustment

(a)           The Purchase Price shall be adjusted as set forth in this Section 2.4.

(b)           At the Time of Closing, Seller shall provide to Purchaser a complete list of the receivables referred to in Section 2.1(a) (the “Closing Date Receivables List”).  The aggregate amount of the receivables listed in the Closing Date Receivables List is referred to as the “Closing Date Receivables Amount”.

(i)             If the Closing Date Receivables Amount is less than $28,086,792 (the “Target Receivables Amount”), the Purchase Price shall be decreased by an amount (the “Purchase Price Receivables Reduction Amount”) equal to the difference between the Target Receivables Amount and the Closing Date Receivables Amount, and Seller shall immediately thereafter pay to Purchaser in immediately available funds the Purchase Price Receivables Reduction Amount.

(ii)          If the Closing Date Receivables Amount is greater than the Target Receivables Amount, the Purchase Price shall be increased by an amount (the “Purchase Price Receivables Increase Amount”) equal to the difference between the Closing Date Receivables Amount and the Target Receivables Amount, and Purchaser shall immediately after the Closing pay to Seller in immediately available funds the Purchase Price Receivables Increase Amount.

(c)           At the Time of Closing, Seller shall provide to Purchaser a reasonable estimate of the aggregate value of the inventories referred to in Section 2.1(b) (the “Closing Date Inventories Estimate”).

(i)             If the Closing Date Inventories Estimate is less than $9,333,265 (the “Target Inventories Amount”), the Purchase Price shall be decreased by an amount (the “Purchase Price Inventories Reduction Amount”) equal to the difference between the Target Inventories Amount and the Closing Date Inventories Estimate, and Seller shall immediately thereafter pay to Purchaser in immediately available funds the Purchase Price Inventories Reduction Amount.

(ii)          If the Closing Date Inventories Estimate is greater than the Target Inventories Amount, the Purchase Price shall be increased by an amount (the “Purchase Price Inventories Increase Amount”) equal to the difference between the Closing Date Inventories Estimate and the Target Inventories Amount, and Purchaser shall immediately after the Closing pay to Seller in immediately available funds the Purchase Price Inventories Increase Amount.

(d)           For purposes of Section 2.4(d), if the difference between (x) the sum of the Purchase Price Receivables Reduction Amount and the Purchase Price Inventories Reduction Amount, minus (y) the Purchase Price Receivables Increase Amount and the Purchase Price Inventories Increase Amount is a positive amount, such amount is referred to as the “Seller Closing Payment”; and if the difference is a negative amount, the absolute value thereof shall be referred to as the “Purchaser Closing Payment”.

Not later than 30 calendar days following the Closing Date, Purchaser will prepare and deliver to Seller a calculation of the value of the Assets as of the Closing Date (the “Final Net Working Capital”) in accordance with GAAP applied in a manner consistent with Seller’s historic practices.  The “Target Net Working Capital” is an amount equal to $37,420,057.

(i)             If the Final Net Working Capital is less than:

(A)                              the Target Net Working Capital minus the Seller Closing Payment, or

(B)                                the Target Net Working Capital plus the Purchaser Closing Payment,

the Purchase Price shall be decreased by an amount (the “Purchase Price Reduction Amount”) equal to:

(I)            in the case of clause (A), (x) the Target Net Working Capital minus (y) the sum of the Final Net Working Capital plus the Seller Closing Payment, or

(II)        in the case of clause (B), (x) the Target Net Working Capital minus (y) the difference between the Final Net Working Capital minus the Purchaser Closing Payment,

and Seller shall, on the Final Determination Date, pay to Purchaser in immediately available funds the Purchase Price Reduction Amount.

(ii)          If the Final Net Working Capital is more than:

(A)                              the Target Net Working Capital minus the Seller Closing Payment, or

(B)                                the Target Net Working Capital plus the Purchaser Closing Payment,

the Purchase Price shall be increased by an amount (the “Purchase Price Increase Amount”) equal to:

(I)            in the case of clause (A), (x) the sum of the Final Net Working Capital plus the Seller Closing Payment, minus (y) the Target Net Working Capital, or

(II)        in the case of clause (B), (x) the difference between the Final Net Working Capital minus the Purchaser Closing Payment, minus (y) the Target Net Working Capital,

and Purchaser shall, on the Final Determination Date, pay to Seller in immediately available funds the Purchase Price Increase Amount.

(iii)       For purposes of this Section 2.4, “Final Determination Date” means the date that is two Business Days after the Final Net Working Capital calculation is delivered unless the calculation is disputed in accordance with Section 2.4(d), in which case the Final Determination Date means within two Business Days of the date that the Final Net Working Capital is finally determined pursuant to Section 2.4(d).

(e)           Seller shall have a period of five calendar days from the date it receives the Final Net Working Capital calculation in which to review the same.  For the purpose of such review, Purchaser agrees to cause its auditors to permit Seller and its authorized representatives to examine all working papers, schedules and other documentation used or prepared by Seller’s auditors.  If no objection to the Closing Financial Statements is given by Seller to Purchaser within such five-day period, the calculation shall be deemed to have been approved as of the last day of such five-day period.

(i)             If Seller objects to the calculation within such five-day period by giving notice to Purchaser setting out in reasonable detail the nature of such objection, the parties agree to attempt to resolve the matters in dispute within 10 days from the date Seller gives such notice to Purchaser.  If all matters in dispute are resolved by the parties, the calculation shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

(ii)          If the parties cannot resolve all matters in dispute within such 10-day period, all unresolved matters shall be submitted to the Canadian national office of Ernst & Young (the “Arbitrator”) for resolution, and the Arbitrator shall be given access to all materials and information reasonably requested by it for such purpose.  The rules and procedures to be followed in the arbitration proceedings shall be determined by the Arbitrator in its discretion.  The Arbitrator’s determination of all such matters shall be final and binding on both parties and shall not be subject to appeal by either party.  The fees and expenses of the Arbitrator shall be borne equally by the parties unless the Arbitrator determines that the overall position taken by one of the parties was unreasonable and without material merit, in which case the Arbitrator may require such party to pay all of the costs of the arbitration.  The Final Net Working Capital calculation shall be modified to the extent required to give effect to the Arbitrator’s determination and shall be deemed to have been approved as of the date of such determination.

2.5                               Allocation of Purchase Price; Taxes

(a)                                  The Purchase Price will be allocated in accordance with Schedule 2.5, which Schedule shall be modified as appropriate to reflect the adjustments to the Purchase Price contemplated in Section 2.4.

(b)                                 Seller and Purchaser, in filing their respective income tax returns, will use the allocations of the Purchase Price as set forth in Schedule 2.5.

(c)                                  Purchaser and Seller shall file all applicable transfer tax forms and declarations in connection with the transactions contemplated hereby.  All Taxes applicable to the Assets for periods beginning before and ending after the Closing Date, and any other charges which are appropriate subjects for proration, shall be prorated on a daily basis as of 12:01 a.m. on the Closing Date between Seller and

Purchaser; provided, however, that all 2008 property, ad valorem or similar Taxes shall be allocated to Seller for the period (or partial periods) ending on the Closing Date based on a daily proration of the most recent (as of the Closing Date) ascertainable property, ad valorem or similar Taxes to be prorated.  Any amount of 2008 property, ad valorem or similar Taxes not allocated to Seller shall be allocated to Purchaser.  Any refund of 2008 property, ad valorem or similar Taxes (net of costs incurred to recover same) shall be prorated between Seller and Purchaser in the same proportion.

2.6                               Section 85 Election

Seller and Purchaser shall jointly elect under subsection 85(1) of the Income Tax Act (Canada) (the “ITA”), in prescribed form and within the time provided in subsection 85(6) of the ITA, that Seller’s proceeds of disposition and Purchaser’s cost of each asset transferred be such amounts as are set out in Schedule 2.6, which Schedule shall be modified as appropriate to reflect the adjustments to the Purchase Price contemplated in Section 2.4.

2.7                               Instruments of Conveyance

In order to effectuate the sale, assignment, transfer and conveyance of the Assets, the Seller has, or has caused its Affiliates to, execute and deliver to Purchaser at the Time of Closing:

(a)                                  one or more bills of sale; and

(b)                                 such other instruments of conveyance and other documents as Purchaser has reasonably deemed necessary or appropriate to vest in, or confirm to, Purchaser title to all of the Assets as contemplated by this Agreement.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

3.1                               Seller’s Representations and Warranties

Seller represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on such representations and warranties in connection with its consummation of the transactions contemplated hereby:

(a)                                  Due Incorporation and Authority

Seller is an unlimited company duly incorporated, validly existing and in good standing with respect to filing its annual returns under the laws of the Province of Nova Scotia and has all requisite corporate power and capacity to own, lease and operate its assets, properties and business and to carry on its business as currently conducted.

(b)                                 Authority to Execute and Perform Agreement

Seller has all requisite corporate power and capacity to enter into, execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement and the other documents and agreements being delivered by Seller hereunder have been duly authorized, executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement and the documents and agreements to be delivered by Seller hereunder by the other parties thereto and the validity and binding effect hereof and thereof on such other parties) are valid and binding obligations of Seller, as applicable, enforceable against Seller in accordance with their terms.

(c)                                  Compliance with Laws

Except as set forth on Schedule 3.1(c), there are no current material violations of any Applicable Law relating to the Assets.

(d)                                 No Breach

The execution, delivery and performance by Seller of this Agreement and the other agreements and documents required to be delivered by Seller under this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby, will not:

(i)    violate or result in the breach of any provision of the constating documents of Seller or any resolution of the board of directors (or any committee thereof) or shareholders of Seller;

(ii)   result in the creation or imposition of any lien or other encumbrance upon any of the Assets (other than any liens or encumbrances created by Purchaser); or

(iii)  violate any Applicable Law in Canada applicable to Seller or any of the Assets.

(e)                                  Actions and Proceedings

Except as set forth on Schedule 3.1(e):

(i)    there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or other Governmental Authority against Seller or any of its Affiliates in respect of any of the Assets; and

(ii)   there are no actions, litigation or suits or legal, administrative or arbitral proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its Affiliates in respect of any of the Assets at law or in equity or before any federal, provincial, municipal or other Governmental Authority, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect.

(f)                                    Consents and Approvals

The execution and delivery by Seller of this Agreement and the other agreements and documents required to be delivered by Seller under this Agreement, and the performance by

Seller of its obligations hereunder and thereunder, do not require Seller or its Affiliates to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person.

(g)                                 Expropriation

No part of the Assets has been taken or expropriated by any Governmental Authority, nor, to Seller’s knowledge, are there any proposals to give any notice of or to commence any proceedings for expropriation or taking.

(h)                                 Title to Assets

As of the Time of Closing, Seller will have title to the Assets free and clear of any lien or other encumbrance other than carriers’, mechanics’, warehousemen’s, suppliers’, repairers’, storers’ or similar possessory liens or encumbrances arising in the ordinary course of business of the Pulp Business.

(i)                                     Taxes

(i)    Seller has duly filed on a timely basis all tax returns required to be filed by it and has paid or remitted (in the case of goods and services tax, harmonized sales tax or other sales tax) all Taxes which are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it.  Seller has made adequate provision for Taxes payable for the current period and any previous period for which tax returns are not yet required to be filed.  There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Seller, threatened against Seller in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority.  Seller has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the proper Tax or other receiving officers within the time required under any applicable legislation.

(ii)   Seller is not a non-resident of Canada for the purposes of the Tax Act.

(j)                                     Location of Assets

With the exception of inventory in transit, all the tangible assets comprising the Assets are situate at the locations set out in Schedule 3.1(j).

(k)                                  Inventories

Since December 31, 2007, the inventories comprising part of the Assets have been maintained and accounted for in the ordinary course of business consistent with past practice and GAAP.

(l)                                     Accounts Receivable

All accounts receivable, book debts and other debts due or accruing to Seller in connection with the Pulp Business are, to Seller’s knowledge, bona fide and good and, subject to an allowance for doubtful accounts which have been reflected on the books of Seller in accordance with GAAP, collectible without set-off or counterclaim (excluding any accounts receivable associated with MacTara Limited, the material details of which Seller has provided to Purchaser).

(m)                               Insurance

Schedule 3.1(m) sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance and the policy number) maintained by Seller on the Assets as of the date hereof.

3.2                               Survival of Seller’s Representations, Warranties and Covenants

The representations and warranties and, to the extent they have not been fully performed at or prior to the Time of Closing, the covenants of Seller contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the Closing for a period of 18 months from and after the Closing Date and, notwithstanding such closing or any investigation made by or on behalf of Purchaser, shall continue in full force and effect for the benefit of Purchaser during such period, except that:

(i)    the representations and warranties set out in Section 3.1(h) shall survive and continue in full force and effect without limitation of time;

(ii)   the representations and warranties set out in Section 3.1(i) shall survive and continue in full force and effect until 90 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation; and

(iii)  a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Time of Closing, subject only to applicable limitation periods imposed by law.

3.3                               Purchaser’s Representations and Warranties

Purchaser represents and warrants to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with its consummation of the transactions contemplated hereby:

(a)                                  Due Incorporation and Authority

Purchaser is duly incorporated, validly existing and in good standing with respect to filing its annual returns under the laws of the Province of Nova Scotia and has all requisite corporate power and capacity to own, lease and operate its assets, properties and business and to carry on its business as currently conducted.

(b)                                 Authority to Execute and Perform Agreement

Purchaser has all requisite corporate power and capacity to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Purchaser and (assuming the due authorization, execution and delivery of this Agreement by Seller and the validity and binding effect hereof on Seller) is the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(c)                                  No Breach

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not:

(i)    violate or result in the breach of any provision of the constating documents of Purchaser;

(ii)   violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material contract to which Purchaser is a party or to which Purchaser or any of its assets or properties may be bound; or

(iii)  to Purchaser’s knowledge, violate any statute, law or regulation of any jurisdiction, which violation, individually or in the aggregate, could have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

(d)                                 Consents and Approvals

The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder do not require Purchaser to obtain any consents, approvals, authorizations, licenses, permits or other actions of, or make any filings with, any Governmental Authority or any other Person.

(e)                                  Actions and Proceedings

There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or other Governmental Authority against Purchaser, and there are no actions, litigation or suits or legal, administrative or arbitral proceedings of any type whatsoever pending, or to the knowledge of Purchaser, threatened, against Purchaser which individually or in the aggregate could reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

(f)                                    Issued Shares

The issuance of the Issued Shares has been duly authorized and approved by all requisite corporate, regulatory and other action, and the Issued Shares are validly issued as fully paid common shares of Purchaser.

3.4                               Survival of Purchaser’s Representations, Warranties and Covenants

The representations, warranties and, to the extent they have not been fully performed at or prior to the Time of Closing, the covenants of Purchaser set forth in this Agreement will survive the Closing for a period of 18 months from and after the Closing Date.

ARTICLE 4 – COVENANTS

The parties hereto covenant and agree as follows:

4.1                               Governmental Filings

As soon as practicable after the execution of this Agreement, Seller and Purchaser shall cooperate with each other and with their respective Affiliates and shall make any and all filings and submissions to any Governmental Authority which are required to be made in connection with the transactions contemplated hereby.  Seller shall furnish to Purchaser and its Affiliates and Purchaser shall furnish to Seller and its Affiliates such information and assistance as the other parties may reasonably request in connection with the preparation of any such notices, filings or submissions.  Each party hereto agrees to give the other parties hereto prompt written notice of any notification that it receives from any Governmental Authority in connection with the transactions contemplated hereby.

4.2                               Expenses

The parties to this Agreement shall bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.  Purchaser shall bear the costs and expenses associated with (a) any sales or use taxes, federal taxes and any other taxes or duties payable by either party as a result of the transactions contemplated hereby (excluding any gains taxes), (b) any recording costs or transfer taxes resulting or arising from the transaction contemplated herein, and (c) any fees, costs, attorneys’ fees or expenses required in connection with filings with Governmental Authorities, in each case relating to the Assets and the transactions contemplated hereby.

4.3                               Indemnification for Brokerage Commissions

(a)                                  Seller represents and warrants to Purchaser that there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection herewith on account of Seller’s actions or the actions of any of its Affiliates.  Seller agrees to indemnify and save Purchaser harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Seller, Neenah Paper, Inc. or any of their respective Affiliates, and to bear the cost of any legal expenses incurred by Purchaser in defending against any such claim.

(b)                                 Purchaser represents and warrants to Seller that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith on account of Purchaser’s actions or the actions of its Affiliates.  Purchaser agrees to indemnify and save Seller and its Affiliates harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Purchaser or any of its Affiliates and to bear the cost of any legal expenses incurred by Seller or any of its Affiliates in defending against any such claim.

4.4                               Further Assurances

Seller and Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

4.5                               Use of Seller’s Trade Name

Purchaser shall be entitled to use existing sales literature, inventories, packaging, office supplies, and such other items bearing any of the trade names and trademarks of Seller which are included in the Assets for a period of nine months from and after the Closing Date.  Purchaser agrees to cease using or delete such trade names and trademarks from such items as soon as reasonably practicable after the Closing Date but in any event within such nine-month period.

4.6                               Money Received After Closing

If, at any time from and after the Closing, Seller receives any payment or other money comprising or relating to the Assets that Seller is not otherwise entitled to hereunder, Seller shall be deemed to be holding such funds in trust for Purchaser and shall promptly upon receipt of such funds deliver the same to Purchaser without deduction, set-off, counterclaim or offset.

ARTICLE 5 – CLOSING ARRANGEMENTS

5.1                               Closing

The sale and purchase of the Assets will be completed at the Time of Closing on the Closing Date at:

Stewart McKelvey Stirling Scales
Purdy’s Wharf Tower One
1959 Upper Water Street
Suite 900
Halifax, Nova Scotia B3J 2X2
Canada

ARTICLE 6 – GENERAL

6.1                               Time of the Essence

Time is of the essence of this Agreement.

6.2                               Public Announcements

Neither Seller nor Purchaser shall make any publicity release or announcement concerning this Agreement, or make any disclosure with respect to the consideration paid pursuant to this Agreement, or the transactions contemplated hereby without the prior written approval thereof by Purchaser or Seller, as the case may be, except as required by Applicable Law, in which case the party issuing the release or making such disclosure shall so advise the other party in writing in advance of such issuance or disclosure.

6.3                               Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

6.4                               Third Party Beneficiaries

The provisions of this Agreement are solely for the benefit of the parties hereto and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.

6.5                               Entire Agreement

This Agreement (including the Schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

6.6                               Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by each of the parties hereto.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

6.7                               Assignment

This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

6.8                               Notices

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery or by facsimile communication addressed to the recipient as follows:

(i)	to Seller:

Neenah Paper Company of Canada
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

	Attention:	Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary

	Facsimile:	678-518-3283

(ii)	to Purchaser:

Azure Mountain Capital Financial Corporation
c/o Blue Wolf Capital Management
48 Wall Street
31st Floor
New York, New York 10005

	Attention:	Josh Wolf-Powers

	Facsimile:	646-349-2280

and with a copy to:

Azure Mountain Capital Financial Corporation
c/o Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
100 King Street West
Suite 4400, Box 63
Toronto, Ontario M5X 1B1

Attention:	Gillian Stacey

Facsimile:	416-863-0871

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day if receipt of such facsimile communication is confirmed.

6.9                               Remedies Cumulative

The rights and remedies of the parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

6.10                        Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

6.11                        Attornment

For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Nova Scotia and the courts of the Province of Nova Scotia (and all courts competent to hear appeals therefrom) will have exclusive jurisdiction to entertain any action arising under this Agreement.  Seller and Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Nova Scotia and all courts competent to hear appeals therefrom.

6.12                        Counterparts

This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF the parties have executed this Agreement.

AS SELLER	NEENAH PAPER COMPANY OF CANADA

Per:
Name:Sean Erwin
Title:President and Chief Executive Officer

AS PURCHASER	AZURE MOUNTAIN CAPITAL FINANCIAL CORPORATION

Per:
		Name:	Sean Erwin
		Title:	President and Chief Executive Officer

Signature page for Finance Asset Purchase Agreement